SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-1620407 (I.R.S. employer identification number)
323 Vintage Park Drive, Suite B, Foster City, CA 94404 (Address of principal executive offices and zip code)

AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Marvin S. Hausman, M.D., President & Chief Executive Officer
323 Vintage Park Drive
Suite B
Foster City, California 94404
(650) 212-2568
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001	2,000,000	$0.22	$440,000	$47.08

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above referenced plan.

(2) Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), an additional 5,700,000 common shares in respect of the OXIS International, Inc. 2003 Stock Incentive Plan, as amended and restated, are being carried forward to this Registration Statement. These shares were previously registered pursuant to Registration Statement No. 333-113507 previously filed on March 11, 2004 and for which a registration fee was previously paid.

(3) Calculated solely for purposes of calculating the registration fee in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of OXIS International, Inc. Common Stock reported on the OTC Bulletin Board as of November 14, 2006, a date within five business days prior to the filing of this registration statement.

EXPLANATORY NOTE

This Registration Statement is being filed to register 2,000,000 shares of the Company’s Common Stock added to the shares reserved for issuance under the OXIS International, Inc. 2003 Stock Incentive Plan as amended and restated on August 1, 2006. This Registration Statement covers 5,700,000 additional common shares issuable pursuant to the OXIS International, Inc. 2003 Stock Incentive Plan, as amended and restated, and which were previously registered pursuant to a Registration Statement on Form S-8 (Registration Statement No. 333-113507), as filed with the Securities and Exchange Commission on March 11, 2004, which is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

OXIS International, Inc. hereby incorporates by reference into this Registraton Statement the following documents previously filed with the Securities and Exchange Commission (“SEC”):

1.	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006;

2.
The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the SEC on May 12, 2006, August 14, 2006, and November 14, 2006 respectively;

3.	The Registrant’s Registration Statement on Form S-8 (Registration No. 333-113507) filed with the SEC on March 11, 2004; and

4.
The Registrant’s current reports on Form 8-K filed with the SEC on April 4, 2006, May 10, 2006, May 31, 2006, June 29, 2006, July 26, 2006, September 21, 2006, October 16, 2006, October 26, 2006, November 13, 2006 and November 15, 2006.

5.	The description of the Company’s Common Stock contained in the Company’s Prospectus dated June 18, 1969 (File No. 0361150) filed pursuant to Section 12 of the Exchange Act on June 23, 1969.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company has the power, pursuant to Section 102(7) of the Delaware General Corporation Law (“Delaware Law”), to limit the liability of directors of the Company for certain breaches of fiduciary duty and, pursuant to Section 145 of the Delaware Law, to indemnify its officers and directors and other persons for certain acts.

The Company’s Restated Certificate of Incorporation includes the following provisions:

“A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.”

“The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any expense, judgment, fine amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware.”

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition the Company has entered into indemnity agreements with its directors and its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has purchased and maintains an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.   Description of Document

5.1             Opinion of Richardson & Patel LLP regarding legality of the Common Stock being registered.

23.1             Consent of Richardson & Patel LLP (Reference is made to Exhibit 5.1)

23.2             Consent of Williams & Webster, P.S., Independent Auditors

24.1             Power of Attorney (See signature page)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee plan’s annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on the 16th day of November, 2006.

OXIS INTERNATIONAL, INC.

By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned, hereby constitute and appoint Marvin S. Hausman, M.D. individually as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Marvin S. Hausman, M.D. Marvin S. Hausman, M.D.	President & Chief Executive Officer (Principal Executive Officer)	November 16, 2006

/s/ S. Colin Neill S. Colin Neill	Secretary, Director	November 16, 2006

/s/ Steven T. Guillen Steven T. Guillen	Director	November 16, 2006

/s/ Gary Post Gary Post	Director	November 16, 2006

/s/ John E. Repine, M.D. John E. Repine, M.D.	Director	November 16, 2006